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                                                                     Exhibit 2.3

14 August 1998

DATED                                                                       1998
--------------------------------------------------------------------------------


                              OPEN SUPPORT LIMITED

                                       and


                              IBIS SYSTEMS LIMITED





                    -----------------------------------------

                         AGREEMENT FOR SALE OF BUSINESS


                    -----------------------------------------






                                Beak and Company
                                  Garrick House
                                27.32 King Street
                                  Covent Garden
                                     London
                                    WC2E 8JD

                               Tel: 0171 240 3474
                               Fax: 0171 240 9111
                             DX: 51632 Covent Garden
                           e-mail beale@dial.pipex.com

                               Ref: MJA/VIIT/15.30
                                    July 1998




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                         AGREEMENT FOR SALE OF BUSINESS
                         ------------------------------


DATE:


PARTIES:


1.    "The Vendor"        Open Support Limited (registered no: 2518293) whose
                          registered office is at 3 Lyttleton Court, Birmingham
                          Street, Halesowen B63 3HN

2.    "The Purchaser"     Ibis Systems Limited (registered no: 3410598) whose
                          registered office is at 2 Twyford Place, Lincolns Inn,
                          Cressex, High Wycombe, Buckinghamshire HPI2 3RE

OPERATIVE PROVISIONS:

1.   INTERPRETATION

1.1 In this agreement the following words and expressions have the following meanings, unless they are inconsistent with the context:


     "Accounts Date"      means the date to which the Principal Accounts have
                          been prepared

     "Assets" means the property, assets, Computer Equipment and rights of the Business to be purchased by the Purchaser as described in clause 2.1 and listed in
                          Schedule 1 Parts I and II

     "Book Debts"         means the trade debts owed to the Vendor at the
                          Effective Time in connection with the Business

     "Business"           means the business of selling computer software and
                          hardware and providing telephone support services for the computer software and hardware to customers as carried on by the Vendor up to the Effective Time


     "Cash Float"         means any cash in hand for the purpose of reimbursing
                          out-of-pocket expenses in connection with the Business and any cash balances held at the Vendor's bank at the Effective Time

     "Completion"         means the completion of the sale and purchase of the
                          Assets in accordance with clause 4

     "Computer Equipment" means the stocks of equipment for the repair of computer hardware owned by the Vendor at the Effective Time

     "Contracts"          means all current contracts and engagements entered
                          into or orders made prior to the Effective Time by or on behalf of the Vendor with customers for hardware and/or software support;


                          in each case which remain (in whole or in part) to be performed at or after the Effective Time and shall include the benefit of any Cause of action against the other contracting party to such Contracts arising under such Contracts other than the Book Debts which shall have accrued and have been fully earned prior to the Effective Time

     "Creditors"          means the aggregate amount owed by the Vendor in
                          connection with the Business to or in respect of trade creditors and accrued charges as recorded in the books of account of the Business as at the



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                          Effective Time but not including liabilities for value
                          added tax or taxation on profits or chargeable gains


     "Customer List"      means the record of names addresses and contact
                          details of all current customers of the Business and as the same are set out in Part II of Schedule 1 all prior customers of the Business or any part thereof of which the Vendor has records and whether stored electronically or in documentary or other form and including such software access or pass codes as are required to enable such information to be read and utilised

     "Effective Time"     means the close of business on 31st July 1998

     "Employees"          means the persons who, at the Effective Time, are
                          employed by the Vendor and whose duties relate to the Business as the same are set out in Schedule 3 (the accrued liabilities in respect of whom being fully listed in Schedule 3)

     "Goodwill"           means the goodwill of the Vendor in relation to the
                          Business and attaching to Intellectual Property in the Business and the Contracts, together with the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Vendor, and the irrevocable and exclusive right to use all trade names logos and designs associated with the Business

     "Information"        means all information owned by the Vendor or in the
                          Vendor's possession and reasonably required for the operation of the Business including information relating to the supply of work and materials to the Business, to the marketing of any products or services supplied by the Business including (to the extent they




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                          exist) the Customer List, sales targets, sales
                          statistics, marketing surveys and reports, marketing research, all training manuals and other materials relating to training of Customers or Employees on computer software products, any advertising or other promotional materials and all records and the database relating to modifications to software carried out for customers of the Business


     "Liabilities"        means the liabilities of the Business (other than the
                          Creditors) outstanding at the Effective Time

     "Prepayments"        means the sums paid or payable by customers against
                          invoices issued prior to the Effective Time by the Vendor for support services for any period or periods extending or commencing after the Effective Time


     "Prepayment Charge"  means the agreed sum as set out in clause 2.3 which the parties have agreed shall be payable by the Vendor on Completion in respect of Prepayments

     "Principal Accounts" means the audited balance sheet for the year ended
                          30th September 1997 and audited profit and loss account for the year ended 30th September 1997 of the Vendor, including the directors' report and notes

     "Purchaser's
     Solicitors"          means Beale and Company of Garrick House, 27-32 King
                          Street, Covent Garden, London WC2E 8JD (Tel: 0171 240
                          3474 ref: MJA)

     "Regulations"        means the Transfer of Undertakings (Protection of
                          Employment) Regulations 1981




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     "Vendor's Solicitors" means Lee Crowder of 39 Newhall Street Birmingham B3
                           3DY (telephone 0121 236 4710 ref: AMC)

     "Subsidiary"          means a subsidiary as defined in the Companies Act
                           1985 s736

     "Warranties"          means the warranties and undertakings of the Vendor
                           contained in this agreement including the Schedules

     "Warranty Claim"      means any claim made by the Purchaser for breach of
                           any of the Warranties



1.1.2 all references to references to statutory provisions shall be construed as including references to:

         (a) any statutory modification, consolidation or re-enactment;

         (b) all statutory instruments or orders made pursuant to it;

         (c) any statutory provisions of which it is a modification, consolidation or re-enactment;

1.1.3 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

1.1.4    unless otherwise stated, a reference to a clause, sub-clause or
         Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this agreement;

1.1.5 clause headings are for ease of reference only and do not affect the construction of this agreement.

2.       AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement, the Vendor shall sell to the Purchaser with full title guarantee and the Purchaser relying on the Warranties and the indemnities given by the Vendor contained herein shall purchase as at the Effective Time:

         2.1.1     the Business as a going concern; and

         2.1.2 all the following assets and rights owned by, or (although subject to reservation of title by the sellers) under the control of, the Vendor and used in the conduct of the Business

                   (a)    the Goodwill;


                   (b)    the Customer list;


                   (c)    the Computer Equipment;

                   (d) the benefits (subject to the burdens as provided under clauses 8.1 and 8.2) of the Contracts;

                   (e)    the Information.

         For the avoidance of doubt no other property or assets of the Vendor are included in the sale and purchase hereof agreed.

2.2 Title to and risk in the Assets shall vest in the Purchaser at the Effective Time with title passing to the Purchaser as regards those assets in item 2.1.2(a) and (d) by virtue of this agreement and as regards those assets in 2.1.2 (b), (c) and (e) by virtue of the delivery of the same into the possession of the Purchaser. To the extent not delivered, assets shall be used on trust by the Vendor for the Purchaser absolutely.

2.3 The Vendor agrees to pay to the Purchaser on Completion against a VAT invoice therefor the amount of the Prepayment Charge in the sum of 103,000 UKP plus VAT.

3.       PURCHASE CONSIDERATION

3.1 The consideration for the sale by the Vendor of the Business and the Assets shall be the Sum of 203,000 UKP (two hundred and three thousand pounds). The consideration shall be apportioned us follows:

                                                      Apportionment
                                                      -------------
         (a)    the Goodwill                          197,998 UKP
         (b)    the Customer List                     1 UKP
         (c)    the Computer Equipment                5000 UKP
         (d)    the Contracts                         the benefit of the
                                                      Purchaser's covenant
                                                      in clause 8
         (e)    the Information                       1 UKP

                                   Total:       203,000 UKP
                                                -----------


3.2 The consideration shall he satisfied in cash upon completion of the purchase in accordance with clause 4.

4.       COMPLETION

4.1 The sale and purchase shall be completed immediately upon exchange of this agreement when all the matters set out in this clause 4 shall be effected.

4.2 The Vendor shall deliver to the Purchaser, at the Premises such of the Assets as are capable of being transferred by delivery.

4.3 The Vendor shall cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser:



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         4.3.1     such documents as are required by the Purchaser's solicitors to complete the sale and purchase of the Assets and vest title to the Assets in the Purchaser, including (but without limitation) assignments of the Goodwill and Contracts insofar as they are assignable;

         4.3.2 all its information relating to customers under the Contracts (including a list of customers to which outstanding quotations have been given and a list of unfulfilled orders as at the Effective Time);

         4.3.3 all records of National Insurance and PAYE relating to all the Employees duly completed and up to date;

         4.3.4 a certified copy of the special resolution resolving to change the name of the Vendor;

         4.3.5     Service Agreement signed by Philip Wood


4.4 Upon completion of the matters referred to above the Purchaser shall deliver to the Vendor a banker's draft in respect of the purchase consideration.

4.5 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this agreement.

4.6 The Purchaser may in its absolute discretion waive any requirement contained in clause 4.2 or 4.3.

5.       DEBTORS

5.1 The Vendor shall collect the Book Debts and the Purchaser agrees to give all reasonable assistance to the Vendor to enable the Vendor to collect the Book Debts.

5.2 Any sums received by the Purchaser in respect of any Book Debts shall be held on trust by the Purchaser for the Vendor.




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5.3      The Purchaser shall account to the Vendor for any Book Debts paid to it within 14 days of receipt.

5.4 Subject to any express intention to the contrary on the part of the debtor, any money received by the Purchaser in the course of collecting any Book Debts from a person who is also indebted to the Purchaser shall be deemed to have been paid in or towards discharge of the oldest debt, regardless of the identity of the debtor.

6.       CREDITORS AND LIABILITIES

6.1 The Vendor shall forthwith following a request therefor supply to the Purchaser full details of the Creditors.

6.2 The Vendor shall be responsible for the discharge of the Creditors and Liabilities and notwithstanding completion of the purchase of the Business shall be responsible for all debts payable by and claims outstanding against it at the Effective Time including all wages, sums payable under taxation statutes, rent and other expenses.

6.3      In addition to clause 6.2:

         6.3.1 the Vendor shall remain liable for claims by third parties in respect of any service supplied or products sold by the Vendor or any act or omission of the Vendor prior to the Effective Date or arising from defective products or parts of products manufactured by the Vendor, even if the defective products or parts were sold by the Purchaser in the 12 months following completion;

         6.3.2 upon becoming aware of any such claim the Purchaser will promptly give notice of it to the Vendor and neither shall take any steps which might reasonably be expected to damage the commercial interests of the other without prior consultation with the other.

6.4 The Vendor shall indemnify the Purchaser from and against all liabilities debts and claims referred to under clause 6.2 and 6.3.1 and such indemnity shall extend to the amount of any settlement of a claim (including costs) made by the Purchaser with the approval of the Vendor.

6.5 If the Purchaser reasonably considers that it is desirable to take preventive action with a view to avoiding claims under clause 6.3.1 including, without limitation repair and replacement then provided such action has first been discussed and approved by the Vendor such approval not to be unreasonably withheld the Vendor shall hear the cost of that action.

6.6 Save for such liabilities as the Purchaser agrees expressly to assume under this agreement, the Purchaser shall not assume any liability of or relating to the Business in existence at the Effective Time and nothing in this agreement shall make the Purchaser liable in respect of anything done or omitted to be done prior to the Effective Time by the Vendor. The Vendor shall indemnify the Purchaser in respect of any such liability (which liability shall include, without limitation, all losses, costs, claims, expenses, damages, legal and other professional fees and expenses on an indemnity basis) which it may incur or which may arise as a result of anything so done or omitted to be done and in respect of any breaches by the Vendor of this Agreement or claim arising from the Vendor's conduct of thc Business prior to the Effective Time and for all and any liabilities not expressly agreed under this Agreement to be assumed by the Purchaser.

7.       CONTRACTS

7.1      The Purchaser shall:

         7.1.1 accept assignments from the Vendor of or join with the Vendor in procuring a novation of the Contracts; and

         7.1.2 carry out perform and discharge all the obligations and liabilities created by or arising under the Contracts after the Effective Time except for any obligations and liabilities attributable to a breach on the part of the Vendor or arising prior to the Effective Time.

7.2 The Purchaser shall indemnify the Vendor against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts (except as provided under 7.1.2) to the extent that they fail to be carried out, performed and discharged after the Effective Time. The Vendor shall indemnify the Purchaser against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Vendor to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts in the period up to the Effective Time to the extent that they fail to be carried out, performed and discharged up to the Effective Time.

7.3 Insofar as the benefit of any of the Contracts cannot effectively be assigned to the Purchaser except by an agreement or novation with, or consent to the assignment from, the person, firm or company concerned:

         (a) the Vendor shall at the Purchaser's request and expense use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or consent to the assignment;


         (b) until the Contract is novated or assigned the Vendor shall hold it and also the benefits arising under it in trust for the Purchaser absolutely. Where the Purchaser performs such contract it does so (provided if such sub-contracting is permissible and lawful under the Contract), as the Vendor's sub-contractor; and

         (c) until the Contract is novated or assigned the Vendor shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser's request and expense) to enable the Purchaser to enforce its rights under the Contract.

7.4 For the purpose of obtaining the effective assignment of the Contracts to the Purchaser the Vendor and the Purchaser agree to notify together in writing the customers and those other parties to the Contracts on or as soon as practicable after the Effective Time (in such form as both parties shall agree) of the assignment of each Contract to the Purchaser to the extent that the same are assignable to the Purchaser without the relevant customer's or other party's prior written consent.


7.5 It is the intention of the parties to co-operate together in finalizing customer contracts (not being Contracts) in existence at the Effective Time.

8.       EMPLOYEES

8.1 The Vendor warrants that it has complied with the provisions of Regulation 10 of the Regulations.

8.2 The Vendor shall indemnity the Purchaser against any order to pay compensation made pursuant to the Regulations provided that the order is not made as a result of any act or omission of the Purchaser.

8.3 All salaries and other emoluments and obligations, including entitlement to commission bonuses or rewards up to the Effective Time, accrued but unpaid holiday entitlement, (where holiday has not been taken), holiday pay, accrued sick pay, tax and national insurance payments and other contributions to retirement benefit or pension schemes and other contractual benefits relating to the Employees shall he borne by the Vendor to the extent they arise in or relate to the period up to the Effective Time. The Vendor has set out all necessary apportionments in respect of such matters in Schedule 3 and agrees to indemnity the Purchaser in respect of all such matters to the extent that they have not been listed and the cost of them adequately quantified in Schedule 3.

9.       VALUE ADDED TAX

9.1 The parties shall use all reasonable endeavours to procure that the sale of the Business is deemed to be a transfer of a business as a going concern for the purposes of the Value Added Tax Act 1994, s49 and
         Schedule 4 paragraph 8(l)(a). In the event that VAT shall be payable on the sale under this agreement (other than where such VAT has become payable because of a breach by the Vendor of the provisions of the first sentence of this clause) the Purchaser shall pay to the Vendor such VAT and any penalties or interest incurred by the Vendor for late payment of such sum, such payment to be made on delivery by the Vendor to the Purchaser of a valid invoice in respect of such VAT.

9.2 The Vendor shall retain all the records of the Business for value added tax purposes which are required by the Value Added Tax Act 1994, s49(l)(b) to be preserved and shall notify the Commissioners of Customs and Excise accordingly.

9.3 The Purchaser shall for a period of not less than 6 years from the Effective Date preserve the records delivered to it by the Vendor and, upon reasonable notice, make them available to the Vendor or its agents during normal business hours.

10.      TITLE

10.1 The Vendor shall take all necessary steps reasonably required and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and shall at the request and expense of the Purchaser execute such documents and take such other steps (or procure other necessary parties so to do) as are reasonably necessary or appropriate for vesting in the Purchaser all its rights arid interests in the Assets.

10.2 The Prepayment Charge shall be payable by the Vendor to the Purchaser against an invoice therefor (together with VAT thereon) on Completion.

11.      WARRANTIES BY THE VENDOR


11.1     The Vendor warrants to the Purchaser that:

         11.1.1 the Warranties set out in Schedules 2 are true and accurate in all respects;


11.2 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Business, by any investigation made by or on behalf of the Purchaser into the affairs of the Vendor, by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever except a specific and duly authorised written waiver or release.

11.3 The Purchaser hereby acknowledges that it does not enter into this Agreement in reliance on any representation warranty or undertaking other than those embodied in this Agreement.

11.4     If there is a breach of any of the Warranties and:

         11.4.1 the value of the Business or any of the Assets is less than it would have been at the Effective Time in the absence of the breach; or

         11.4.2 the Purchaser incurs a liability which it would not have incurred or which exceeds the liability it would have incurred had matters been as warranted; or

         11.4.3 as a result of the breach or of matters not being as warranted the Purchaser suffers loss, costs or expenses or does not receive any benefit, gain or profit which otherwise could reasonably have been expected to accrue;

         then without affecting the Purchaser's other rights the Vendor shall pay to the Purchaser in cash by way of damages an amount equal to the resulting diminution of value or the liability or excess liability and the loss, costs and expenses so as to put the Purchaser into the position which it would have been in if the Warranties had been true and accurate and had not been breached.

11.5 The Vendor undertakes to indemnify the Purchaser against any reasonable costs, expenses and other liabilities (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may incur either before or after the commencement of any action, in connection with:

         11.5.1 the settlement of any claim by the Purchaser that there has been a breach of the Warranties;

         11.5.2 any legal proceedings in which the Purchaser claims that there has been a breach of the Warranties and in which judgment is given in favor of the Purchaser; or

         11.5.3 the enforcement of any such settlement, compromise or judgment.

11.6 Notwithstanding any other provisions of this Agreement the liability of the Vendor hereunder shall be limited in accordance with the provisions of Schedule 4 and the provisions of such Schedule shall have effect.

12.      PENSIONS

12.1 The Vendor shall be responsible for all payments into the Vendor's pension fund in respect of the Employees for the period up to the Effective Time.


13.      FUTURE ACTIVITIES

13.1 For the purpose of assuring to the Purchaser the full benefit of the Business the Vendor covenants and undertakes with the Purchaser that it shall not:

         13.1.1 disclose to any person or itself use for any purpose the Customer List, the Information or any other confidential information concerning the Business and it shall keep the same confidential and shall use all reasonable endeavors to ensure that the use publication or disclosure by' others (including without limitation existing or former employees or agents of the Vendor) of the same does not occur and is prevented;

         13.1.2 for a period of 5 years after the Effective Time either on its own account or through any other person directly or indirectly solicit, interfere with or endeavor to entice away from the Purchaser any person who is now or has, during the two years preceding the Effective Time, been a customer or employee of, supplier to or otherwise in the habit of dealing with, the Vendor in relation to the Business;

         13.1.3 for a period of 5 years after the Effective Time directly or indirectly engage in the United Kingdom in any activity which is similar to or which directly or indirectly competes with the Business or any material part thereof as it is now carried on.

13.2 The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business, including enquiries or orders for any work, supplies of computer software or hardware or computer related services which the Vendor may in the future receive.

13.3 The Vendor agrees with the Purchaser that the provisions of clause 13.1 are reasonable and necessary for the protection of the value of the Business and the Goodwill and that having regard to that fact those provisions do not work unfairly against the Vendor.

13.4 The Vendor agrees that if any of the provisions of clause 13.1 themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would he adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of business activities or area dealt with were thereby reduced in scope, then the relevant provision shall apply with such modification as may be necessary to make it or them valid and effective.


14.      ANNOUNCEMENTS

14.1 No announcement of any kind shall be made in respect of the subject matter of this agreement except as specifically agreed between the Vendor and the Purchaser. Any announcement by either party shall in any event be issued only after prior consultation with the other.

15.      COSTS

15.1 All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, employed by either of the parties in connection with the negotiation, preparation and execution of this agreement shall be borne solely by the party which incurred them.

16.      COMMUNICATIONS

16.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by first-class post to the address of the addressee as set out in this agreement, or to such other address (being in Great Britain) as the addressee may from time to time have notified for the purpose of this clause, or sent by facsimile transmission (with confirmation by letter posted first-class within 24 hours).


16.2     Communications shall be deemed to have been received:

         16.2.1 if sent by first-class post: 3 business days after posting exclusive of the day of posting;


         16.2.2    if delivered by hand: on the day of delivery;


         16.2.3 if sent by facsimile transmission: at the time of transmission.

16.3 Communications addressed to the Vendor shall be marked for the attention of Philip Wood. Communications addressed to the Purchaser shall be marked for the attention of Peter Nagle with copies to Barry Schechter at 7979 Ivanhoe Avenue, Suite 500, La Jolla, CA 92037.

16.4     In proving service:

         16.4.1 by delivery by hand: it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

         16.4.2 by post: it shall be necessary only to prove that the communication, or letter of confirmation, was contained in an envelope which was duly addressed posted in accordance with this clause;

         16.4.3 by facsimile transmission: it shall be necessary only to prove that the facsimile message was properly addressed transmitted and confirmation received from the recipient's fax machine or operator as the case may be.

17.      ENTIRE AGREEMENT AND SCHEDULES

17.1 This agreement and the Schedules constitute the entire agreement and understanding between the parties with respect to all matters which are referred to.

17.2     The Schedules form part of this agreement.

17.3     This agreement binds each party's successors and assigns.

17.4 None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

18.      INVALIDITY

18.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement shall not be affected.

19.      FURTHER ASSURANCE

19.1 The Vendor shall as its own cost (other than disbursements which shall be at the Purchaser's costs) execute all such documents or do or procure the doing of such acts and things after Completion as the Purchaser shall reasonably require in order to give effect to this agreement and give to the Purchaser the full benefit thereof and which shall include enforcing the rights described in clause 2.1.2(m).

20.      PROPER LAW


20.1 The construction, validity and performance of this agreement shall be governed by the laws of England and the parties agree to submit to the jurisdiction of the English Courts for all purposes relating to this agreement.

21.      POST-COMPLETION WINDING UP

21.1 Within a period of 12 months following Completion the Vendor agrees to enter into liquidation for the purposes of winding up its affairs.

22.      CERTIFICATE OF VALUE

22.1 It is hereby certified that the transaction hereby effected does not form part of a larger transaction or series of transactions in respect of which the amount or value or aggregate amount or value of consideration exceeds 250,000 UKP.


         AS WITNESS the hands of the duly authorised representatives of the parties on the date which first appears on page 1.

SIGNED BY                     )
for and on behalf of          )
OPEN SUPPORT LIMITED          )


In the presence of            )


SIGNED BY                     )
for and on behalf of          )
IBIS SYSTEMS LIMITED          )


In the presence of            )